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EXHIBIT 11.1


                                HARCOURT GENERAL, INC. AND SUBSIDIARIES

                                           OCTOBER 31, 1994

                                         EXHIBIT TO FORM 10-K

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COMPUTATION OF AVERAGE NUMBER OF SHARES OUTSTANDING USED IN
DETERMINING PRIMARY AND FULLY DILUTED
EARNINGS PER SHARE


        (In thousands)                                        1994       1993       1992


        PRIMARY

        1.    Weighted average number of
              Common shares outstanding                       77,802     76,493     75,554

        2.    Assumed conversion of Series A
              Cumulative Convertible Preferred Stock           1,677      2,736      3,449

        3.    Assumed exercise of certain stock
              options based on average market value
              during the year                                    330        396        136

        4.    Weighted average number of shares used
              in primary per share computations               79,809     79,625     79,139


        FULLY DILUTED (A)

        1.    Weighted average number of
              Common shares outstanding                       77,802     76,493     75,554

        2.    Assumed exercise of Series A
              Cumulative Convertible Preferred Stock           1,677      2,736      3,449

        3.    Assumed exercise of certain stock
              options based on market value
              at October 31                                      340        420        178

        4.    Weighted average number of shares used
              in primary per share computations               79,819     79,649     79,181









        (A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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